Exhibit (m)(3)(b)

APPENDIX A

(to the Class C Shares

Distribution and Service Plan Under Rule 12b-1)

May 1, 2017

Salient Adaptive Balanced Fund

Salient Adaptive Income Fund

Salient EM Infrastructure Fund

Salient International Real Estate Fund

Salient International Small Cap Fund

Salient Real Estate Fund

Salient Select Income Fund

Salient Select Opportunity Fund

Salient Tactical Growth Fund

Salient Tactical Muni & Credit Fund

Salient Tactical Real Estate Fund

Salient US Dividend Signal Fund